Exhibit 10.1

RESOLUTIONS

OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS OF

GREEN MOUNTAIN POWER CORPORATION

WHEREAS, Green Mountain Power Corporation (the “Company”) has entered into an Agreement and Plan of Merger pursuant to which the Company will merge with a subsidiary of Northern New England Energy Corporation (the “Merger”); and

WHEREAS, Completion of the Merger is subject to the approval of the Company’s shareholders and the regulatory authorities; and

WHEREAS, Approval of the Merger by the Company’s shareholders will be a “Change in Control” of the Company as that term is defined in the Company’s 2000 and 2004 Stock Incentive Plans (the “Plans”); and

WHEREAS, Section 7(a) of the Plans provide for the automatic cash out of outstanding Awards (as defined in the Plans) at the “Change in Control Price” (as defined in the Plans) as of the date of the Change in Control, unless this Committee determines otherwise (before or after the grant of the Awards); and

WHEREAS, This Committee has determined that the automatic cash out of Awards should occur as of the date on which the Merger is completed and based on the consideration received by the Company’s shareholders in the Merger; and

WHEREAS, Section 7(c) of the Plans provide that upon a Change in Control participants may elect to require the Company to cash out Awards based on the Change in Control Price determined as of the date of the participant’s election, unless this Committee determines otherwise at the time of the grant of the Awards; and

WHEREAS, This Committee has determined that, subject to the consent of the affected participants, the individuals listed on the attached Exhibit I should not have the right to make an election under Section 7(c) of the Plans with respect to their outstanding awards.

NOW THEREFORE BE IT RESOLVED, That pursuant to Section 7(a) of the 2000 and 2004 Stock Incentive Plans, outstanding Awards will be cashed out upon the completion of the Merger based on the merger consideration received by the Company’s shareholders (rather than as of the date of the Change in Control based on the Change in Control Price).

RESOLVED FURTHER, That subject to the consent of the affected participants, the Awards held by the individuals listed on the attached Exhibit I are hereby amended so that those individuals will not have the right to cause the Company to cash out their outstanding Awards pursuant to Section 7(c) of the 2000 and 2004 Stock Incentive Plans.

RESOLVED FINALLY, That the appropriate officers of the Company are hereby authorized and directed to take such actions and to execute such documents as may be necessary or desirable to implement the foregoing resolutions, all without the necessity of further action by this Committee.